UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 11, 2007

CORNERSTONE CORE PROPERTIES REIT, INC

(Exact name of registrant as specified in its charter)

Maryland	000-52566	73-1721791
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1920 Main Street, Suite 400

Irvine, CA 92614

(Address of principal executive offices)

(949) 852-1007

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

We have entered into a definitive agreement (the “Agreement”) to purchase an existing multi-tenant industrial property known as the Pinnacle Park Business Center from LaPour Partners, a non-related party, for a purchase price of approximately $20.1 million. As of September 11, 2007, our right to terminate the agreement without penalty expired and our initial deposit became non-refundable.

The property consists of approximately 158,976 square feet of leaseable space in three single-story buildings located on approximately 12.3 acres of land in Phoenix, Arizona.  The property is currently 96% leased at an average annual rent of $9.07 per square foot to seven tenants whose spaces range in size from approximately 6,200 square feet to approximately 57,800 square feet.  Tenants of the property are engaged in varying businesses including light manufacturing, warehouse distribution and service related businesses.

Pinnacle Park Business Center is located with immediate access to downtown Phoenix and Scottsdale, just minutes from the key transportation hub of Deer Valley Airport.   The area is characterized by increasing demand and rental growth along with significant barriers to entry that will limit new development.  Built in 2006, Pinnacle Park Business Center features 24 foot clear, tilt-up construction, and truck well and grade-level loading.

According to Grubb & Ellis, the Phoenix market is experiencing favorable economic conditions including an unemployment rate below three percent and a vacancy  rate below eight percent.  According to Cushman & Wakefield,  industrial rental rates have risen approximately nine percent compared to 2006 in the Phoenix area.  Strong tenant demand, low vacancy and higher land and construction costs are all keeping upward pressure on average lease rates.

The Phoenix region’s relatively low cost of living, its young and educated workforce, established and expanding modern transportation infrastructure and vital concentration of amenities make it an attractive location for companies that are seeking competitive space.

The following table sets forth lease expiration information for the next ten years.

Year Ending 31-Dec	No of Leases Expiring	Approx Amount of Expiring Leases (Sq. Feet)	Base Rent of Expiring Leases (Annual $)	Percent of Total Leaseable Area Expiring %	Percent of Total Annual Base Rent Expiring

2007	—	—	—	—%	—%
2008	—	—	—	—%	—%
2009	—	—	—	—%	—%
2010	1	6,439	56,406	4.2%	4.1%
2011	1	13,709	116,847	8.9%	8.4%
2012	1	57,846	444,252	37.7%	31.9%
2013	2	11,721	91,424	7.6%	6.6%
2014	2	63,738	683,004	41.5%	49.1%
2015 and thereafter	—	—	—	—%	—%

The property was completed in August of 2006, with majority of tenants moving in the fourth quarter of  2006. The average annual lease rate and occupancy percentage for 2006 were $7.87 per square foot and 53%, respectively.  Five tenants leasing approximately 63,102 square feet of space have options to renew their leases for five years at fair rental value.  One tenant leasing approximately 8,725 square feet of space has an option to renew its leases for three years at fair rental value.

In evaluating this property as a potential acquisition and determining the appropriate amount of consideration to be paid for the property, we considered a variety of factors including overall valuation of net rental income, location, demographics, physical condition, tenant mix, quality of tenants, length of leases, price per square foot and occupancy and analyzed how the property compares to comparable properties in its market.

For federal income tax purposes, the depreciable basis of the property is estimated at approximately $14.5 million which is subject to final adjustment.  The depreciation expense will be calculated using the straight-line method based upon an estimated useful life of 39 years for the building improvement costs and the related lease term for the tenant improvements.  Leasing commissions will be amortized over the initial term of the related leases.  The real estate tax rate is 0.73%, and annual real estate taxes are projected to be approximately $146,000 for the initial year subsequent to the purchase.

In connection with the Agreement, we paid a $500,000 deposit to an escrow, and under the terms of the Agreement, we are obligated to pay certain closing costs, including, but not limited to attorney fees, certain title insurance premiums, survey costs, recording costs and one-half of the escrow charges.  The Agreement closing date is October 2007.  Although substantially all contingencies have been satisfied and we expect to close in accordance with the terms of the Agreement, there can be no assurance that events will not arise that could prevent us from acquiring the property.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1	Purchase and Sale Agreement, as amended, by and between Cornerstone Operating Partnership, L.P. and LaPour Deer Valley North, LLC, an Arizona limited Liability company, dated August 10, 2007

99.2	Press Release dated September 14, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE CORE PROPERTIES REIT, INC

By:	/s/ SHARON C. KAISER
Sharon C. Kaiser, Chief Financial Officer

Dated: September 14, 2007